EXHIBIT 2.2

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER AND AMALGAMATION

AMENDMENT NO. 1, dated as of October 13, 2010 (this “Amendment”), to the Agreement and Plan of Merger and Amalgamation, dated as of September 21, 2010 (the “Agreement”), among Bayside Capital Partners LLC, a Delaware limited liability company, Majestic Acquisition Corp., a Delaware corporation, and Majestic Capital, Ltd., a Bermuda company. Each capitalized term used and not otherwise defined herein shall have the meaning given such term in the Agreement. The Parties desire to amend the Agreement to modify certain time frames for their performance of certain obligations thereunder. Except as expressly set forth herein, the Agreement continues unmodified and in full force and effect in accordance with its terms. The Parties, intending to be legally bound, agree that, notwithstanding anything contained in Section 6.01(b) or 6.04(c) or any other provision of the Agreement to the contrary, (x) the Company shall have until November 5, 2010 to prepare and file the Proxy Statement with the SEC and (y) Parent shall have until November 5, 2010 to make all Form A Filings, including, without limitation, the Form A filing in the State of California and change of ownership filing with the BMA.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

Majestic Capital, Ltd.
By: /s/ James J. Scardino
Name: James J. Scardino
Title: Chief Executive Officer

Bayside Capital Partners LLC
By: /s/ David P. Delaney, Jr.
Name: David P. Delaney, Jr.
Title: Manager

Majestic Acquisition Corp.
By: /s/ David P. Delaney, Jr.
Name: David P. Delaney, Jr.
Title: President